Exhibit 6.5

CLOUDASTRUCTURE, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of February 20, 2020, between Cloudastructure, Inc., a Delaware corporation (the “Company”), and S. Richard Bentley (the “Purchaser”).

1.           Sale of Stock. Subject to the terms and conditions of this Agreement, the Company hereby agrees to issue to the Purchaser and the Purchaser hereby agrees to acquire from the Company an aggregate of Thirty Million (30,000,000) shares of the Company’s Common Stock (the “Shares”), at the price of $0.0002 per share for an aggregate purchase price of $6,000.00.

2.           Payment of Purchase Price. The purchase price for the Shares shall be paid by delivery to the Company at the time of execution of this Agreement in the form of a promissory note.

3.           Issuance of Shares. Upon receipt by the Company of the purchase price, the Company shall issue a duly executed certificate evidencing the Shares in the name of the Purchaser to be held in escrow until expiration of the Company’s Repurchase Option (as defined below).

4.           Repurchase Option.

(a)           Subject to Section 5(b), in the event of the voluntary or involuntary termination of the Purchaser’s continuous status as an employee, consultant or director (a “Service Provider”) of the Company, for any reason or for no reason (including death or disability), the Company shall have, upon the date of such termination (as reasonably fixed and determined by the Company), an irrevocable, exclusive option (“Repurchase Option”) for a period of ninety (90) days from such date to repurchase at $0.0002 per share all or any portion of the Shares which have not been released from the Repurchase Option pursuant to Section 5 of this Agreement. The Company may exercise its Repurchase Option by giving written notice to the Purchaser or his executor (with a copy to the Escrow Holder (as defined in Section 7(a) below)) and, at the option of the Company, (i) by delivering to the Purchaser or his executor a check in the amount of the repurchase price for the Shares being repurchased, or (ii) by canceling part or all of any indebtedness of the Purchaser to the Company equal to the repurchase price for the Shares being repurchased, or (iii) a combination of (i) and (ii) equal to the repurchase price for the Shares being repurchased. Upon delivery of such notice and payment of the repurchase price, the Company shall become the legal and beneficial owner of the Shares being repurchased (and all rights and interests therein or relating thereto) and shall have the right to retain and transfer to its own name the number of Shares being repurchased.

(b)           Whenever the Company shall have the right to repurchase Shares hereunder, the Company may designate and assign to one or more employees, officers, directors or stockholders of the Company or other persons or organizations the right to exercise all or a part of the Repurchase Option and purchase all or a part of such Shares.

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5.           Release of Shares From Repurchase Option.

(a)           One forty-eighth (1/48) of the total number of the Shares shall be released from the Repurchase Option on October 21, 2019, and an additional one forty-eighth (1/48) of the total number of Shares shall be released from the Repurchase Option on the corresponding day of each month thereafter, or on the last day of each month if any month thereafter does not have a corresponding day, until all Shares have been released from the Repurchase Option, provided in each case that the Purchaser’s continuous status as a Service Provider has not yet been terminated prior to the date of any such release.

(b)           If, within twelve (12) months after a Change of Control (as defined in Section 5(c)), the Purchaser’s continuous status as a Service Provider is terminated by the Company without Cause (as defined in Section 5(c)), or if the Company takes actions which constitute Constructive Termination (as defined in Section 5(c)), 50% of the total number of Shares shall be released from the Repurchase Option at such time.

(c)           For the purposes of this Section 5, certain terms are defined as follows:

(i)               “Change of Control” means the occurrence of any of the following events (except in each case as a result of the sale by the Company of its securities for the purpose of raising additional funds): (1) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary of the Company, or a Company employee benefit plan) is or becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing 50% or more of the combined voting power of the Company’s then outstanding securities; (2) the closing of (A) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (B) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity; (3) the issuance of securities which would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (4) a change in the board of directors such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

(ii)               “Cause” means (1) gross dereliction of duties which continues after at least two notices, each 30 days apart, from the Chief Executive Officer (or, if the Purchaser is then serving as the Chief Executive Officer, from a director designated by a majority of the board of directors), specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause, (2) willful and gross misconduct which injures the Company, (3) willful and material violation of laws applicable to the Company, or (4) embezzlement or theft of Company property.

(iii)               “Constructive Termination” means (1) a material reduction in the Purchaser’s base salary, target bonus or benefits (other than a benefits reduction applied to all employees at the same level),

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(2)           a material reduction of the Purchaser’s duties, authority or responsibilities (but not merely a reduction in title incident to a Change of Control) or (3) the relocation of the Purchaser’s principal place of employment, if the distance between Purchaser’s new office and the Purchaser’s office immediately before the relocation is more than 50 miles.

(d)           Employment with or service to the Company constitutes at-will employment or service. This Agreement shall not confer upon the Purchaser any right with respect to continuation of employment by or service to the Company, nor shall it interfere with or affect in any manner the right or power of the Company, or a parent or subsidiary of the Company, to terminate the Purchaser’s employment or service at any time or for any reason.

6.           Restriction on Transfer. Except for the escrow described in Section 7 or transfer of the Shares to the Company or its assignees contemplated by this Agreement, none of the Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Shares from the Repurchase Option in accordance with the provisions of this Agreement.

7.           Escrow of Shares.

(a)           The Shares issued under this Agreement shall be held by an escrow holder designated by the Company (“Escrow Holder”), along with a stock assignment executed by the Purchaser in blank, until the expiration of the Repurchase Option.

(b)           The Escrow Holder is hereby directed to permit transfer of the Shares only in accordance with this Agreement or instructions signed by both parties. In the event further instructions are desired by the Escrow Holder, he shall be entitled to rely upon directions executed by a majority of the authorized number of the Company’s board of directors (the “Board”). The Escrow Holder shall have no liability for any act or omission hereunder while acting in good faith in the exercise of his own judgment.

(c)           If the Company or any assignee exercises the Repurchase Option, the Escrow Holder, upon receipt of written notice of such option exercise from the proposed transferee, shall take all steps necessary to accomplish such transfer.

(d)           When the Repurchase Option has been exercised or expires unexercised or a portion of the Shares has been released from the Repurchase Option, upon Purchaser’s request, the Escrow Holder shall promptly cause a new certificate to be issued for such released Shares and shall deliver such certificate to the Purchaser.

(e)           Subject to the terms hereof, the Purchaser shall have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and receive any cash dividends declared thereon. If, from time to time during the term of the Repurchase Option, there is (i) any stock dividend, stock split or other change in the Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of his ownership of the Shares shall be immediately subject to this escrow, deposited with the Escrow

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Holder and included thereafter as “Shares” for purposes of this Agreement and the Repurchase Option.

8.           Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legends (or their substantial equivalent):

(a)           THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

(b)           THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL, AND A REPURCHASE OPTION HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL AND REPURCHASE OPTION ARE BINDING ON TRANSFEREES OF THESE SHARES.

(c)           Any legend required to be placed thereon by the California Commissioner of Corporations or any other applicable state securities laws.

9.           Investment Representations; Restriction on Transfer.

(a)           In connection with the purchase of the Shares, the Purchaser represents to the Company the following:

(i)           The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. The Purchaser is purchasing these securities for investment for the Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)           The Purchaser understands that the securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of his investment intent as expressed herein. In this connection, he understands that, in view of the Securities and Exchange Commission (“Commission”), the statutory basis for such exemption may not be present if his representations meant that his present intention was to hold these securities for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

(iii)           The Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the securities, and that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

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(iv)             The Purchaser is aware of the adoption of Rule 144 by the Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions.

(v)               The Purchaser further acknowledges that in the event all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(b)          The Purchaser agrees, in connection with the Company’s initial public offering of the Company’s securities, (i) not to sell, make short sales of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock of the Company held by the Purchaser (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering for one hundred eighty (180) days from the date of such registration, (ii) to execute any agreement reflecting (i) above as may be requested by the underwriters at the time of the public offering, and (iii) that the Company may impose stop transfer instructions with the Company’s transfer agent in order to enforce the foregoing covenants.

10.          Company’s Right of First Refusal. Before all or any portion of the Shares held by the Purchaser or any transferee (either being referred to herein as the “Stockholder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase such Shares on the terms and conditions set forth in this Section (the “Right of First Refusal”).

(a)          The Stockholder shall deliver to the Company a written notice (the “Notice”) stating: (i) the Stockholder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (the “Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Stockholder proposes to transfer the Shares (the “Offered Price”), and the Stockholder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b)          At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Stockholder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

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(c)           The purchase price (the “Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in good faith, which determination shall be final and binding.

(d)           Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash, by check, by cancellation of all or a portion of any outstanding indebtedness of the Purchaser to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e)           If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Stockholder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Stockholder may be sold or otherwise transferred.

(f)           Anything to the contrary contained in this Section 10 notwithstanding, the following transfers shall be exempt from the provisions of this Section 10: (i) transfers of Shares as bona fide gifts, and (ii) transfers of Shares during the Purchaser’s lifetime or on the Purchaser’s death by will or intestacy to the Purchaser’s immediate family or a trust for the benefit of the Purchaser’s Immediate Family. “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In case of any transfer under this subsection 10 (f), the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section.

(g)           The Right of First Refusal shall terminate upon the closing of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

11.           Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

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12.           Tax Consequences. The Purchaser has reviewed with the Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Purchaser understands that Section 83 of the Code, taxes as ordinary income both (i) the difference between the fair market value of the Shares when the Company granted the Purchaser the right to purchase the Shares and the fair market value of the Shares on the date of this Agreement and (ii) the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes the right of the Company to buy back the Shares pursuant to its repurchase option. In the event the Company has registered under the Exchange Act, “restriction” with respect to officers, directors and 10% stockholders also means the period after the purchase of the Shares during which such officers, directors and 10% stockholders could be subject to suit under Section 16(b) of the Exchange Act. The Purchaser understands that the Purchaser may elect to be taxed at the time the Shares are purchased rather than when and as the Company’s repurchase option or 16(b) period expires by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of purchase.

THE PURCHASER ACKNOWLEDGES THAT IT IS THE PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PURCHASER’S BEHALF.

13.           General Provisions.

(a)           This Agreement shall be governed by the internal laws of the State of California. This Agreement represents the entire agreement between the parties with respect to the purchase of Common Stock by the Purchaser, may only be modified or amended in writing signed by both parties and satisfies all of the Company’s obligations to the Purchaser with regard to the issuance or sale of securities.

(b)           The representations and warranties contained herein shall survive the execution and delivery of this Agreement and the sale of the Shares.

(c)           Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(d)           Any notice, demand or request required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, sent by overnight courier service, or three (3) days after deposit in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

Any notice to the Escrow Holder shall be sent to the Company’s address with a copy to the other party not sending the notice.

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(e)           The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(f)            Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(g)           The Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(h)           THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 5 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE, CONSULTANT, OR DIRECTOR AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES HEREUNDER). THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, CONSULTANT, OR DIRECTOR FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH PURCHASER’S RIGHT OR THE COMPANY’S RIGHT (OR THE RIGHT OF THE STOCKHOLDERS OF THE COMPANY) TO TERMINATE THE PURCHASER’S EMPLOYMENT, CONSULTING, OR DIRECTORSHIP RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

(i)           SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

(j)           This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

CLOUDASTRUCTURE, INC.		PURCHASER
a Delaware corporation

By:	/s/ S. Richard Bentley	By:	/s/ S. Richard Bentley

Title: CEO		Printed Name:	S. Richard Bentley

Address:		Address:

55 E 3rd Ave		20 Marlin Court

San Mateo, CA 94401		Redwood City, CA 94065

Signature Page to Restricted Stock Purchase Agreement

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ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

AND SECTION 17122.7 OF THE CALIFORNIA REVENUE AND TAXATION CODE

The undersigned taxpayer hereby elects, pursuant to the above-referenced Federal and California Tax Codes, to include in the undersigned’s gross income for the current taxable year, the amount of any compensation taxable to the undersigned in connection with the undersigned’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:	TAXPAYER:	SPOUSE:

ADDRESS:

IDENTIFICATION NO.: TAXABLE YEAR:	TAXPAYER:	SPOUSE:

2.	The property with respect to which the election is made is described as follows:

_______________ shares of Common Stock (the “Shares”) of Cloudastructure, Inc., a Delaware corporation (the “Company”).

3.	The date on which the property was transferred is:

4.	The property is subject to the following restrictions:

The Company has the right to repurchase a portion of the Shares upon the happening of certain events. This right of repurchase lapses with regard to a portion of the Shares over time.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $ ______________

6.	The amount (if any) paid for such property: $ ______________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:
Taxpayer
The undersigned spouse of taxpayer joins in this election.

Dated:
Spouse of Taxpayer

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